Exhibit 99.1
United Components Reports Results of Operations for
Fourth Quarter 2008
EVANSVILLE, IN March 25, 2009 – United Components, Inc. (“UCI”) today announced results for the fourth quarter ended December 31, 2008. Revenue of $203.7 million was down $36.9 million, or 15.3%, compared to the year-ago quarter. The company reported that revenue was down in all channels, most significantly in the OEM and original equipment service (new car dealer) channels.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, for UCI’s continuing operations, as adjusted consistent with the company’s historical presentations, was $16.9 million for the fourth quarter, compared with $39.3 million for the year-ago quarter. The reconciliation of net income to adjusted EBITDA, a non-GAAP measure of financial performance, is set forth in Schedule A.
Net loss from continuing operations for the quarter was $5.3 million, including $5.3 million, net of tax, in special charges, consisting of costs related to obtaining new business, integration of our water pump operations, trademark impairment, a one-time warranty expense, defending class action litigation, establishing new facilities in China and reduction in force. Excluding these charges, adjusted net income from continuing operations would have been $0 for the quarter. Adjusted net income from continuing operations for the fourth quarter of 2007 was $14.6 million, excluding $2.1 million, net of tax, in special charges, consisting of costs related to the integration of our water pump operations, facilities consolidation expenses, establishing new facilities in China, obtaining new business and resolving disputed non-trade receivables.
“The severe economic downturn continued in the fourth quarter, again impacting both our revenue and our operating performance,” said Bruce Zorich, Chief Executive Officer of UCI. “Consumer spending declined significantly which, for our industry, means fewer miles driven and reduced part replacement, as well as delay of routine maintenance.”
“In this difficult economy, we have worked aggressively on our cost structure, which has enabled us to effectively compete and serve our customers in this environment,” continued Zorich. “We have seen our work pay off in performance improvement through the first two months of 2009 and we have seen signs of a return in consumer demand, particularly in the retail channel. We believe we are well positioned to capitalize on growth opportunities as the economy stabilizes.”
As of December 31, 2008, the company’s debt stood at $443.6 million. The company ended the quarter with $46.6 million in cash.

Conference Call
UCI will host a conference call to discuss its results and performance on Thursday, March 26, at 11:00 a.m. Eastern Time (ET). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (502) 498-8424.
A replay of the call will be available from March 26, 2009, for a ninety day period, at www.ucinc.com. Click on the UCI 2008 4th Quarter Results button.
About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2007 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Dan Johnston, Chief Financial Officer (812) 867-4726

United Components, Inc.
Condensed Consolidated Income Statements
(in thousands)

	Three Months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net sales	$203,746	$240,623	$880,441	$969,782
Cost of sales	171,092	182,156	702,522	748,822

Gross profit	32,654	58,467	177,919	220,960

Operating (expense) income
Selling and warehousing	(15,696)	(15,099)	(62,906)	(61,146)
General and administrative	(10,953)	(12,339)	(49,320)	(49,239)
Amortization of acquired intangible assets	(1,547)	(1,697)	(6,349)	(7,000)
Costs of integration of water pump operations and resulting asset impairment losses	(1,696)	—	(2,380)	(696)
Costs of closing facilities and consolidating operations and gain from sale of assets	—	(48)	—	1,498
Trademark impairment loss	(500)	—	(500)	(3,600)

Operating income	2,262	29,284	56,464	100,777

Other (expense) income
Interest expense, net	(8,354)	(9,668)	(34,192)	(40,706)
Management fee expense	(500)	(500)	(2,000)	(2,000)
Miscellaneous, net	(819)	(767)	(2,689)	(2,739)

Income (loss) before income taxes	(7,411)	18,349	17,583	55,332
Income tax benefit (expense)	2,116	(5,897)	(7,656)	(19,953)

Net income (loss) from continuing operations	(5,295)	12,452	9,927	35,379

Discontinued operations

Gain on sale of discontinued operations, net of tax	—	—	—	2,707

	—	—	—	2,707

Net income (loss)	$(5,295)	$12,452	$9,927	$38,086

United Components, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
Assets

Current assets
Cash and cash equivalents	$46,612	$41,440
Accounts receivable, net	261,624	253,904
Inventories, net	159,444	142,621
Deferred tax assets	24,245	22,837
Other current assets	19,452	29,306

Total current assets	511,377	490,108

Property, plant and equipment, net	167,906	167,812
Goodwill	241,461	241,461
Other intangible assets, net	74,606	83,594
Deferred financing costs, net	2,649	3,701
Pension and other assets	1,823	11,478
Assets held for sale	—	1,300

Total assets	$999,822	$999,454

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$104,416	$102,553
Short-term borrowings	25,199	10,134
Current maturities of long-term debt	422	479
Accrued expenses and other current liabilities	85,730	95,169

Total current liabilities	215,767	208,335

Long-term debt, less current maturities	418,025	427,815
Pension and other postretirement liabilities	79,832	22,871
Deferred tax liabilities	3,560	27,338
Due to parent	17,535	11,330
Minority interest	2,490	3,308
Other long-term liabilities	2,540	2,638

Total liabilities	739,749	703,635

Shareholder’s equity	260,073	295,819

Total liabilities and shareholder’s equity	$999,822	$999,454

United Components, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2008	2007
Net cash provided by operating activities of continuing operations	$32,423	$93,130

Cash flows from investing activities of continuing operations
Proceeds from sale of Mexican land and building	—	6,637
Proceeds from sale of discontinued operations, net of transaction costs and cash sold	—	2,202
Capital expenditures	(31,940)	(29,687)
Proceeds from sale of property, plant and equipment	421	1,836

Net cash used in investing activities of continuing operations	(31,519)	(19,012)

Cash flows from financing activities of continuing operations
Issuance of debt	27,993	20,760
Debt repayments	(23,407)	(84,884)

Net cash provided by (used in) financing activities of continuing operations	4,586	(64,124)

Effect of currency exchange rate changes on cash	(318)	(77)

Net increase in cash and cash equivalents	5,172	9,917

Cash and cash equivalents at beginning of year	41,440	31,523

Cash and cash equivalents of continuing operations at end of period	$46,612	$41,440

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
As a result of the acquisition of ASC Industries and the amendment and restatement of the credit agreement for UCI’s senior credit facilities, on a transition basis the calculation of Adjusted EBITDA, presented below, reflects the calculation of EBITDA in two ways: (i) with adjustments consistent with the presentation in earnings announcements from previous quarters; and (ii) with additional adjustments required by the amended and restated credit agreement for UCI’s senior credit facilities. The Adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2008					2007
					Full					Full
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Results of continuing operations:
Net income (loss)	$6.8	$4.0	$4.4	$(5.3)	9.9	$4.5	$10.0	$8.4	12.5	35.4

Interest, net of minority interest	9.1	8.4	8.3	8.4	34.2	10.6	10.2	10.2	9.7	40.7

Income tax expense (benefit)	4.2	2.4	3.3	(2.0)	7.9	2.4	5.9	5.7	5.9	19.9

Depreciation, net of minority interest	6.7	6.8	6.6	7.2	27.3	6.9	6.0	6.1	6.2	25.2

Amortization	2.2	2.3	2.3	2.2	9.0	2.4	2.5	2.3	2.4	9.6

EBITDA of continuing operations	29.0	23.9	24.9	10.5	88.3	26.8	34.6	32.7	36.7	130.8

Special items:
Cost of integration of water pump operations and the resulting asset impairment losses	0.4	0.1	0.2	1.7	2.4	2.5	1.5	1.8	0.4	6.2

Facilities consolidation & severance costs	—	—	0.3	0.1	0.4	(1.6)	0.1	—	0.3	(1.2)

Trademark impairment loss	—	—	—	0.5	0.5	—	3.6	—	—	3.6

Cost of defending class action litigation	—	1.5	1.7	0.8	4.0	—	—	—	—	—

One-time warranty expense	—	5.8	—	0.9	6.7	—	—	—	—	—

New business changeover cost and sales commitment costs	1.1	0.8	2.0	1.1	5.0	4.4	—	—	0.6	5.0

Establishment of new facilities in China	1.4	1.3	0.3	0.6	3.6	—	—	0.4	0.7	1.1

Resolution of pre-acquisition matters:
- ASC acquisition	—	—	—	—	—	—	—	—	(1.8)	(1.8)
- UCI acquisition	—	—	—	—	—	—	—	—	0.5	0.5

Cost to resolve disputed non-trade receivables	—	—	—	—	—	—	—	—	0.8	0.8

Non-cash charges (stock options expense)	0.2	0.2	0.2	0.2	0.8	1.6	0.6	0.6	0.6	3.4

Management fee	0.5	0.5	0.5	0.5	2.0	0.5	0.5	0.5	0.5	2.0

Adjusted EBITDA	$32.6	$34.1	$30.1	$16.9	$113.7	$34.2	$40.9	$36.0	$39.3	$150.4